Period Ended November 30, 2005

John Hancock Bond Trust

John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class C   9.76
NAV per share - Class I   9.76
Dividends from net investment income - Class C    0.1828
Dividends from net investment income - Class I    0.2455

John Hancock Government Income Fund
Series -  9
NAV per share - Class C   9.00
Dividends from net investment income - Class C    0.1526

John Hancock High Yield Bond Fund
 Series -  10
NAV per share - Class C   5.04
Dividends from net investment income - Class C    0.1798